Exhibit 10.8

LEASE

BETWEEN

METROPOLITAN LIFE INSURANCE COMPANY (LANDLORD)

AND

ACELRX PHARMACEUTICALS, INC. (TENANT)

SEAPORT CENTRE

Redwood City, California

i

ARTICLE FOURTEEN - DAMAGE BY FIRE OR OTHER CASUALTY		21
14.01	SUBSTANTIAL UNTENANTABILITY	21
14.02	INSUBSTANTIAL UNTENANTABILITY	22
14.03	RENT ABATEMENT	22
14.04	WAIVER OF STATUTORY REMEDIES	22

ARTICLE FIFTEEN - EMINENT DOMAIN		22
15.01	TAKING OF WHOLE OR SUBSTANTIAL PART	22
15.02	TAKING OF PART	22
15.03	COMPENSATION	23

ARTICLE SIXTEEN - INSURANCE		23
16.01	TENANT’S INSURANCE	23
16.02	FORM OF POLICIES	23
16.03	LANDLORD’S INSURANCE	23
16.04	WAIVER OF SUBROGATION	23
16.05	NOTICE OF CASUALTY	24

ARTICLE SEVENTEEN - WAIVER OF CLAIMS AND INDEMNITY		24
17.01	WAIVER OF CLAIMS	24
17.02	INDEMNITY BY TENANT	24
17.03	WAIVER OF CONSEQUENTIAL DAMAGES	25

ARTICLE EIGHTEEN - RULES AND REGULATIONS		25
18.01	RULES	25
18.02	ENFORCEMENT	25

ARTICLE NINETEEN - LANDLORD’S RESERVED RIGHTS		25

ARTICLE TWENTY - ESTOPPEL CERTIFICATE		25
20.01	IN GENERAL	25
20.02	ENFORCEMENT	26

ARTICLE TWENTY-ONE – INTENTIONALLY OMITTED		26

ARTICLE TWENTY-TWO - REAL ESTATE BROKERS		26

ARTICLE TWENTY-THREE - MORTGAGEE PROTECTION		26
23.01	SUBORDINATION AND ATTORNMENT	26
23.02	MORTGAGEE PROTECTION	26

ARTICLE TWENTY-FOUR - NOTICES		27

ARTICLE TWENTY-FIVE - EXERCISE FACILITY		27

ARTICLE TWENTY-SIX - MISCELLANEOUS		27
26.01	LATE CHARGES	27
26.02	NO JURY TRIAL; VENUE; JURISDICTION	28
26.03	DEFAULT UNDER OTHER LEASE	28
26.04	OPTION	28
26.05	AUTHORITY	28
26.06	ENTIRE AGREEMENT	28
26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	28
26.08	EXCULPATION	28
26.09	ACCORD AND SATISFACTION	28
26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	29
26.11	BINDING EFFECT	29
26.12	CAPTIONS	29
26.13	TIME; APPLICABLE LAW; CONSTRUCTION	29
26.14	VACATION	29
26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	29
26.16	SECURITY SYSTEM	29
26.17	NO LIGHT, AIR OR VIEW EASEMENTS	29
26.18	RECORDATION	29
26.19	SURVIVAL	29
26.20	EXHIBITS OR RIDERS	30

ii

LEASE

ARTICLE ONE

BASIC LEASE PROVISIONS

1.01	BASIC LEASE PROVISIONS

In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS: Building Number 3, located in Phase I (“Tenant’s Phase”) of Seaport Centre. As of the Lease Date, the Building includes the address 575 Chesapeake Drive and other street address(es) in Redwood City, California, 94063.

(2)	LANDLORD AND ADDRESS:

Metropolitan Life Insurance Company,

a New York corporation

Notices to Landlord shall be addressed:

Metropolitan Life Insurance Company

c/o Seaport Centre Manager

701 Chesapeake Drive

Redwood City, CA 94063

with copies to the following:

Metropolitan Life Insurance Company

400 South El Camino Real, 8th Floor

San Mateo, CA 94402

Attention: Director, EIM

and

Metropolitan Life Insurance Company

400 South El Camino Real, 8th Floor

San Mateo, CA 94402

Attention: Associate General Counsel

(3)	TENANT; CURRENT ADDRESS and TAX ID:

(a)	Name:	AcelRx Pharmaceuticals, Inc.
(b)	State of incorporation:	a Delaware corporation
(c)	Tax Identification Number:	41-2193603

Tenant shall notify Landlord of any change in the foregoing.

Notices to Tenant shall be addressed:

Prior to Commencement Date:	On & After Commencement Date:

AcelRx Pharmaceuticals, Inc.	AcelRx Pharmaceuticals, Inc.
c/o Regus, 6th Floor	575 Chesapeake Drive
303 Twin Dolphin Drive	Redwood City, CA 94063
Redwood City, CA 94063	Attention: Carter King
Attention: Carter King

(4)	DATE OF LEASE: as of January 2, 2007

(5)	LEASE TERM: Sixty (60) months

(6)	COMMENCEMENT DATE: See Rider 2.

(7)	PROJECTED EXPIRATION DATE: The day before the fifth anniversary of the Commencement Date.

(8)	MONTHLY BASE RENT (initial monthly installment due upon Tenant’s execution):

Period from/to	Monthly	Monthly Rate/SF of Rentable Area

Months 01-12	$26,001.50	$2.30
Months 13-24	$26,781.55	$2.37
Months 25-36	$27,596.64	$2.44
Months 37-48	$28,411.73	$2.51
Months 49-60	$29,226.82	$2.59

(9)      RENT ADJUSTMENT DEPOSIT (initial monthly rate, until further notice): $6,556.90 (initial monthly installment due upon Tenant’s execution)

(10)	RENTABLE AREA OF THE PREMISES: 11,305 square feet

(11)	RENTABLE AREA OF THE BUILDING: 37,856 square feet

(12)	RENTABLE AREA OF THE PHASE: 301,824 square feet

(13)	RENTABLE AREA OF THE PROJECT: 537,444 square feet

(14)	SECURITY: The cash in the amount of Thirty Thousand Dollars ($30,000) and Letter of Credit in the amount of One Hundred Fifty Thousand Dollars ($150,000) (and all proceeds of the Letter of Credit drawn and held by Landlord) as provided in Article Five.

(15)	SUITE NUMBER &/OR ADDRESS OF PREMISES: 575 Chesapeake Drive, Redwood City, CA 94063

(16)	TENANT’S SHARE:

Tenant’s Building Share:	29.8632%
Tenant’s Phase Share:	03.7456%
Tenant’s Project Share:	02.1035%

(17)	TENANT’S USE OF PREMISES: General office use; labs for pharmaceutical purposes; and engineering lab. For purposes of this Lease, “engineering lab” shall mean a light mechanical workspace (not a machine shop) for use of hand tools, some small equipment (but not heavy equipment or machinery or lathes), some soldering and some adhesives incidental to Tenant’s pharmaceutical labs and products and to general office use.

(18)	PARKING SPACES: Thirty-Seven (37)

(19)	BROKERS:

  Landlord’s Broker:             Kristoph Lodge and Howard Dallmar of Cornish & Carey Commercial

  Tenant’s Broker:                Randy Scott of Cornish & Carey Commercial

1.02	ENUMERATION OF EXHIBITS & RIDER(S)

The Exhibits and Rider(s) set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises
EXHIBIT B	Workletter Agreement
EXHIBIT C	Site Plan of Project
EXHIBIT D	Permitted Hazardous Material
EXHIBIT E	Form of Letter of Credit

RIDER 1	Commencement Date Agreement
RIDER 2	Additional Provisions

1.03	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

ADJUSTMENT YEAR: The applicable calendar year or any portion thereof after the Commencement Date of this Lease for which a Rent Adjustment computation is being made.

AFFILIATE: Any Person (as defined below) which is controlled by, controls, or is under common control with Tenant. The word Person means an individual, partnership, trust, corporation, limited liability company, firm or other entity. For purposes of this definition, the word “control,” means, with respect to a Person that is a corporation or a limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares or membership interests of the controlled Person and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management of the controlled Person.

BUILDING: Each building in which the Premises is located, as specified in Section 1.01(1).

BUILDING OPERATING EXPENSES: Those Operating Expenses described in Section 4.01.

COMMENCEMENT DATE: The date determined as set forth in Rider 2.

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building or Project, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant Alterations which do not require a building permit and which do not affect the facade or roof of the Building, or involve any of the structural elements of the Building, or involve any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.T. & S.A. at its San Francisco main office as its corporate base lending rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

DELIVERY DATE: The date for Landlord’s delivery to Tenant of possession of the Premises, if different from the Commencement Date, as provided in Rider 2.

ENVIRONMENTAL LAWS: All Laws governing the use, storage, transportation, disposal or generation of any Hazardous Material, or pertaining to environmental conditions on, under or about the Premises or any part of the Project, including the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); and Section 307 (33 U.S.C. Section 1317) and Section 311 (33 U.S.C. Section 1321) of the Clean Water Act of 1977 (33 U.S.C. Section 1251, et seq.), all as heretofore or hereafter amended.

EXPIRATION DATE: The date specified in Section 1.01(7) unless changed by operation of Article Two.

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of Landlord, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

HAZARDOUS MATERIAL: Such substances, material and wastes which are or become regulated under any Law pertaining to environmental conditions, or which are classified as hazardous, toxic, medical waste or bio-hazardous waste under any Law; and explosives, firearms, ammunition, flammable materials, radioactive material, asbestos, polychlorinated biphenyls, acids, caustics, gasoline, kerosene, natural gas, propane, oil, petroleum, petroleum products and by-products. Hazardous Material shall include by way of illustration, and without limiting the generality of the foregoing, the following: (i) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” under all present and future Laws relating to the protection of human health or the environment, including California Senate Bill 245 (Statutes of 1987, Chapter 1302); the Safe Drinking Water and Toxic Enforcement Act of 1986 (commonly known as Proposition 65); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.); the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801, et seq.); Section 307 (33 U.S.C. Section 1317) or Section 311 (33 U.S.C. Section 1321) of the Clean Water Act of 1977 (33 U.S.C. Section 1251, et seq.), all as heretofore and hereafter amended, or in any regulations promulgated pursuant to said laws; (ii) those substances defined as “hazardous wastes” in Section 25117 of the California Health & Safety Code or as “hazardous substances” in Section 25316 of the California Health & Safety Code, all as heretofore and hereafter amended, or in any regulations promulgated pursuant to said laws; (iii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or designated by the Environmental Protection Agency (or any successor agency) as hazardous substances (see, e.g., 40 CFR Part 302 and amendments thereto); and (iv) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law or by the United States government or which are or become classified as hazardous or toxic under federal, state or local laws or regulations, including California Health & Safety Code, Division 20, and Title 26 of the California Code of Regulations, all as heretofore and hereafter amended, or in any regulations promulgated pursuant to said laws.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LANDLORD WORK: The construction or installation of improvements to be furnished by Landlord, if any, specifically described in Rider 2 attached hereto.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property, all as heretofore or hereafter adopted, made or amended.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

LEASE YEAR: The twelve month period beginning on the first day of the first month following the Commencement Date (unless the Commencement Date is the first day of a calendar month in which case beginning on the Commencement Date), and each subsequent twelve month, or shorter, period until the Expiration Date.

MONTHLY BASE RENT: The monthly rent specified in Section 1.01(8).

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

NATIONAL HOLIDAYS: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and other holidays recognized by the Landlord and the janitorial and other unions servicing the Building in accordance with their contracts.

OPERATING EXPENSES: All Taxes, costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Property (including the amortized portion of any capital expenditure or improvement, together with interest thereon, expenses of changing utility service providers, and any dues, assessments and other expenses pursuant to any covenants, conditions and restrictions, or any reciprocal easements, or any owner’s association now or hereafter affecting the Project). Operating Expenses shall be allocated among the categories of Project Operating Expenses, Building Operating Expenses or Phase Operating Expenses as provided in Article Four. If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years. Operating Expenses shall include the following, by way of illustration only and not limitation: (1) all Taxes; (2) all insurance premiums and other costs (including deductibles), including the cost of rental insurance; (3) all license, permit and inspection fees; (4) all costs of utilities, fuels and related services, including water, sewer, light, telephone, power and steam connection, service and related charges; (5) all costs to repair, maintain and operate heating, ventilating and air conditioning systems, including preventive maintenance; (6) all janitorial, landscaping and security services; (7) all wages, salaries, payroll taxes, fringe benefits and other labor costs, including the cost of workers’ compensation and disability insurance; (8) all costs of operation, maintenance and repair of all parking facilities and other common areas; (9) all supplies, materials, equipment and tools; (10) dues, assessments and other expenses pursuant to any covenants, conditions and restrictions, or any reciprocal easements, or any owner’s association now or hereafter affecting the Project; (11) modifications to the Building or the Project occasioned by Laws now or hereafter in effect; (12) the total charges of any independent contractors employed in the care, operation, maintenance, repair, leasing and cleaning of the Project, including landscaping, roof maintenance, and repair, maintenance and monitoring of life-safety systems, plumbing systems, electrical wiring and Project signage; (13) the cost of accounting services necessary to compute the rents and charges payable by tenants at the Project; (14) exterior window and exterior wall cleaning and painting; (15) managerial and administrative expenses; (16) all costs in connection with the exercise facility at the Project; (17) all costs and expenses related to Landlord’s retention of consultants in connection with the routine review, inspection, testing, monitoring, analysis and control of Hazardous Material, and retention of consultants in connection with the clean-up of Hazardous Material (to the extent not recoverable from a particular tenant of the Project), and all costs and expenses related to the implementation of recommendations made by such consultants concerning the use, generation, storage, manufacture, production, storage, release, discharge, disposal or clean-up of Hazardous Material on, under or about the Premises or the Project (to the extent not recoverable from a particular tenant of the Project); (18) all capital improvements made for the purpose of reducing or controlling other Operating Expenses, and all other capital expenditures, but in each case of any capital item the cost of which exceeds double the then monthly installment of the Rent Adjustment Deposit, only as amortized over the useful life of such capital item as reasonably determined by Landlord, together with interest on the unamortized portion; (19) all property management costs and fees, including all costs in connection with the Project property management office; and (20) all fees or other charges incurred in conjunction with voluntary or involuntary membership in any energy conservation, air quality, environmental, traffic management or similar organizations. Operating Expenses shall not include: (a) costs of alterations of space to be occupied by new or existing tenants of the Project; (b) depreciation charges; (c) interest and principal payments on loans (except for loans for capital expenditures or improvements which Landlord is allowed to include in Operating Expenses as provided above); (d) ground rental payments; (e) real estate brokerage and leasing commissions; (f) advertising and marketing expenses; (g) costs of Landlord reimbursed by insurance proceeds; (h) expenses incurred in negotiating leases of other tenants in the Project or enforcing lease obligations of other tenants in the Project; and (i) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses.

PHASE: Phase means any individual Phase of the Project, as more particularly described in the definition of Project.

PHASE OPERATING EXPENSES: Those Operating Expenses described in Section 4.01.

PREMISES: The space located in the Building at the Suite Number listed in Section 1.01(15) and depicted on Exhibit A attached hereto.

PROJECT or PROPERTY: As of the date hereof, the Project is known as Seaport Centre and consists of those buildings (including the Building) whose general location is shown on the Site Plan of the Project attached as Exhibit C, located in Redwood City, California, associated vehicular and parking areas, landscaping and improvements, together with the Land, any associated interests in real property, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing. The Project may also be referred to as the Property. As of the date hereof, the Project is divided into Phase I and Phase II, which are generally designated on Exhibit C, each of which may individually be referred to as a Phase. Landlord reserves the right from time to time to add or remove buildings, areas and improvements to or from a Phase or the Project, or to add or remove a Phase to or from the Project. In the event of any such addition or removal which affects Rentable Area of the Project or a Phase, Landlord shall make a corresponding recalculation and adjustment of any affected Rentable Area and Tenant’s Share.

PROJECT OPERATING EXPENSES: Those Operating Expenses described in Section 4.01.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses. The Rent Adjustments shall be determined and paid as provided in Article Four.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable Adjustment Year. On or before the Commencement Date and the beginning of each subsequent Adjustment Year or with Landlord’s Statement (defined in Article Four), Landlord may estimate and notify Tenant in writing of its estimate of Operating Expenses, including Project Operating Expenses, Building Operating Expenses and Phase Operating Expenses, and Tenant’s Share of each, for the applicable Adjustment Year. The Rent Adjustment Deposit applicable for the calendar year in which the Commencement Date occurs shall be the amount, if any, specified in Section 1.01(9). Landlord shall have the right from time to time during any Adjustment Year to provide a new or revised estimate of Operating Expenses and/or Taxes and to notify Tenant in writing thereof, of corresponding adjustments in Tenant’s Rent Adjustment Deposit payable over the remainder of such year, and the amount or revised amount due allocable to months preceding such change. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change.

RENTABLE AREA OF THE BUILDING: The amount of square footage set forth in Section 1.01(11)

RENTABLE AREA OF THE PHASE: The amount of square footage set forth in Section 1.01(12)

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.01(10).

RENTABLE AREA OF THE PROJECT: The amount of square footage set forth in Section 1.01(13), which represents the sum of the rentable area of all space intended for occupancy in the Project.

SECURITY: The cash and Letter of Credit specified in Section 1.01 as Security paid and/or delivered to Landlord as security for Tenant’s performance of its obligations under this Lease, and all proceeds of the Letter of Credit drawn and held by Landlord, all as more particularly provided in Article Five.

SUBSTANTIALLY COMPLETE or SUBSTANTIAL COMPLETION: The completion of the Landlord Work or Tenant Work, as the case may be, except for minor insubstantial details of construction, decoration or mechanical adjustments which remain to be done.

TAXES: All federal, state and local governmental taxes, assessments (including assessment bonds) and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include any federal or state inheritance, general income, gift or estate taxes, except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

TENANT ADDITIONS: Collectively, Landlord Work, Tenant Work and Tenant Alterations.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Real Property systems serving the Premises done or caused to be done by Tenant after the date hereof, whether prior to or after the Commencement Date (including Tenant Work, but excluding Landlord Work).

TENANT DELAY: Any event or occurrence which delays the Substantial Completion of the Landlord Work which is caused by or is described as follows:

(i) special work, changes, alterations or additions requested or made by Tenant in the design or finish in any part of the Premises after approval of the plans and specifications (as described in the Rider 2);

(ii) Tenant’s delay in submitting plans, supplying information, approving plans, specifications or estimates, or giving authorizations;

(iii) failure to approve and pay for such work, if any, as Landlord undertakes to complete at Tenant’s expense;

(iv) the performance or completion by Tenant or any person engaged by Tenant of any work in or about the Premises; or

(v) failure to perform or comply with any obligation or condition binding upon Tenant pursuant to Rider 2, including the failure to approve and pay for such Landlord Work or other items if and to the extent Rider 2 provides they are to be approved or paid by Tenant.

TENANT WORK: All work installed or furnished to the Premises by Tenant in connection with Tenant’s initial occupancy pursuant to Rider 2 and the Workletter, including those items described in Section 5 of the Workletter as part of the Tenant Work.

TENANT’S BUILDING SHARE: The share as specified in Section 1.01(16) and Section 4.01.

TENANT’S PHASE: The Phase in which the Premises is located, as indicated in Section 1.01(1).

TENANT’S PHASE SHARE: The share as specified in Section 1.01(16) and Section 4.01.

TENANT’S PROJECT SHARE: The share as specified in Section 1.01(16) and Section 4.01.

TENANT’S SHARE: Shall mean collectively, Tenant’s respective shares of the respective categories of Operating Expenses, as provided in Section 1.01(16) and Section 4.01. If this Lease is of Premises in more than one building of the Project, then Tenant’s Building Share shall be calculated and specified separately for each such building.

TERM: The term of this Lease commencing on the Commencement Date and expiring on the Expiration Date.

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

WORKLETTER: The agreement regarding the condition of the Premises and Building, and completion of Tenant Work and Landlord Work, if any, set forth in Rider 2 and/or Exhibit B hereto.

ARTICLE TWO

PREMISES, TERM, FAILURE TO GIVE POSSESSION, COMMON AREAS AND PARKING

2.01	LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease.

2.02	TERM (See Rider 2)

2.03	FAILURE TO GIVE POSSESSION (See Rider 2)

2.04	AREA OF PREMISES

Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Premises, the Rentable Area of the Building, the Rentable Area of the Phase and the Rentable Area of the Project as set forth in Article One are controlling, and are not subject to revision after the date of this Lease, except as otherwise provided herein.

2.05	CONDITION OF PREMISES (See Rider 2)

2.06	COMMON AREAS & PARKING

              (a)       Right to Use Common Areas. Tenant shall have the non-exclusive right, in common with others, to the use of any common entrances, ramps, drives and similar access and serviceways and other Common Areas in the Project. The rights of Tenant hereunder in and to the Common Areas shall at all times be subject to the rights of Landlord and other tenants and owners in the Project who use the same in common with Tenant, and it shall be the duty of Tenant to keep all the Common Areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations. Tenant shall not use the Common Areas or common facilities of the Building or the Project, including the Building’s electrical room, parking lot or trash enclosures, for storage purposes. Nothing herein shall affect the right of Landlord at any time to remove any persons not authorized to use the Common Areas or common facilities from such areas or facilities or to prevent their use by unauthorized persons.

  (b)       Changes in Common Areas. Landlord reserves the right, at any time and from time to time to (i) make alterations in or additions to the Common Areas or common facilities of the Project, including constructing new buildings or changing the location, size, shape or number of the driveways, entrances, parking spaces, parking areas, loading and unloading areas, landscape areas and walkways, (ii) designate property to be included in or eliminate property from the Common Areas or common facilities of the Project, (iii) close temporarily any of the Common Areas or common facilities of the Project for maintenance purposes, and (4) use the Common Areas and common facilities of the Project while engaged in making alterations in or additions and repairs to the Project; provided, however, that reasonable access to the Premises and parking at or near the Project remains available.

  (c)       Parking. During the Term, Tenant shall have the right to use the number of Parking Spaces specified in Section 1.01(18) for parking on an unassigned basis on that portion of the Project designated by Landlord from time to time for parking. Tenant acknowledges and agrees that the parking spaces in the Project’s parking facility may include a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. Tenant shall not park any vehicles at the Project overnight, except vehicles of employees traveling on Tenant’s business which may be parked no longer than two consecutive nights. Tenant shall comply with any and all parking rules and regulations if and as from time to time established by Landlord. Tenant shall not allow any vehicles using Tenant’s parking privileges to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within ten (10) days after notice from Landlord to Tenant. The mixture of full-size and compact passenger vehicle spaces shall be reasonably balanced. The number of spaces specified in Section 1.01(18) is located within a reasonable distance from the entrance or entrances to the Premises, but such parking is on an unassigned, first-come, first-served basis among Tenant and other occupants of the Project. Provided, however, the foregoing conditions and restrictions shall be interpreted as governing the use of, and not to deprive Tenant of, its right to use the number of Parking Spaces specified in Section 1.01(18).

ARTICLE THREE

RENT

Tenant agrees to pay to Landlord at the first office specified in Section 1.01(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article Four, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term, except that the first installment of Monthly Base Rent shall be paid by Tenant to Landlord simultaneously with Tenant’s execution and delivery of this Lease to Landlord. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE FOUR

OPERATING EXPENSES, RENT ADJUSTMENTS AND PAYMENTS

4.01	TENANT’S SHARE OF OPERATING EXPENSES

Tenant shall pay Tenant’s Share of Operating Expenses in the respective shares of the respective categories of Operating Expenses as set forth below.

(a)       Tenant’s Project Share of Project Operating Expenses, which is the percentage obtained by dividing the rentable square footage of the Premises for the building(s) in which the Premises is located by the rentable square footage of the Project and as of the date hereof equals the percentage set forth in Section 1.01(16);

(b)       Tenant’s Building Share of Building Operating Expenses, which is the percentage obtained by dividing the rentable square footage of the Premises respectively for each building in which the Premises is located by the total rentable square footage of such building and as of the date hereof equals the percentage set forth in Section 1.01(16);

(c)       Tenant’s Phase Share of Phase Operating Expenses, which is the percentage obtained by dividing the aggregate rentable square footage of the Premises located in Tenant’s Phase by the total rentable square footage of Tenant’s Phase and as of the date hereof equals the percentage set forth in Section 1.01(16);

(d)       Project Operating Expenses shall mean all Operating Expenses that are not included as Phase Operating Expenses (defined below) and that are not either Building Operating Expenses or operating expenses directly and separately identifiable to the operation, maintenance or repair of any other building located in the Project, but Project Operating Expenses includes operating expenses allocable to any areas of the Building or any other building during such time as such areas are made available by Landlord for the general common use or benefit of all tenants of the Project, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time;

(e)       Building Operating Expenses shall mean Operating Expenses that are directly and separately identifiable to each building in which the Premises or part thereof is located;

(f)       Phase Operating Expenses shall mean Operating Expenses that Landlord may allocate to a Phase as directly and separately identifiable to all buildings located in the Phase (including but not limited to the Building) and may include Project Operating Expenses that are separately identifiable to a Phase;

(g)       Landlord shall have the right to allocate a particular item or portion of Operating Expenses as any one of Project Operating Expenses, Building Operating Expenses or Phase Operating Expenses, but such allocations must be reasonable and in accordance with the definitions of such expenses set forth above in Subsections 4.01(d), (e) and (f), and in no event shall any portion of Building Operating Expenses, Project Operating Expenses or Phase Operating Expenses be assessed or counted against Tenant more than once; and.

(h)       Notwithstanding anything to the contrary contained in this Section 4.01, as to each specific category of Operating Expense which one or more tenants of the Building either pays directly to third parties or specifically reimburses to Landlord (for example, separately contracted janitorial services or property taxes directly reimbursed to Landlord), then, on a category by category basis, the amount of Operating Expenses for the affected period shall be adjusted as follows: (1) all such tenant payments with respect to such category of expense and all of Landlord’s costs reimbursed thereby shall be excluded from Operating Expenses and Tenant’s Building Share, Tenant’s Phase Share or Tenant’s Project Share, as the case may be, for such category of Operating Expense shall be adjusted by excluding the square footage of all such tenants, and (2) if Tenant pays or directly reimburses Landlord for such category of Operating Expense, such category of Operating Expense shall be excluded from the determination of Operating Expenses for the purposes of this Lease.

4.02	RENT ADJUSTMENTS

Tenant shall pay to Landlord Rent Adjustments with respect to each Adjustment Year as follows:

(a)       The Rent Adjustment Deposit shall be paid monthly during the Term with the payment of Monthly Base Rent, except the first installment which shall be paid by Tenant to Landlord concurrently with execution of this Lease. The Rent Adjustment Deposit represents, on a monthly basis, Tenant’s Share of Landlord’s estimate of Operating Expenses, as described in Section 4.01, for the applicable Adjustment Year (or portion thereof); and

(b)       Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.03.

4.03	STATEMENT OF LANDLORD

Within one hundred twenty (120) days after the end of each calendar year or as soon thereafter as reasonably possible, Landlord will furnish Tenant a statement (“Landlord’s Statement”) showing the following:

(a)       Operating Expenses for the last Adjustment Year showing in reasonable detail the actual Operating Expenses categorized among Project Operating Expenses, Building Operating Expenses and Phase Operating Expenses for such period and Tenant’s Share of each as described in Section 4.01 above;

(b)       The amount of Rent Adjustments due Landlord for the last Adjustment Year, less credit for Rent Adjustment Deposits paid, if any; and

(c)       Any change in the Rent Adjustment Deposit due monthly in the current Adjustment Year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant if the Term has already expired provided Tenant is not in default hereunder. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or refund to Tenant by reason of this Section 4.03. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable Adjustment Year. During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Tenant’s obligation to pay Rent Adjustments survives the expiration or termination of the Lease.

4.04	BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. The Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting) shall have the right, for a period of ninety (90) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in writing to Landlord’s Statement within one hundred twenty (120) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception.

4.05	TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than federal or state inheritance, general income, gift or estate taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property or trade fixtures located in the Premises or in any storeroom or any other place in the Premises or the Property, or the areas used in connection with the operation of the Property, it being the intention of Landlord and Tenant that, to the extent possible, Tenant shall cause such taxes on personal property or trade fixtures to be billed to and paid directly by Tenant; (d) resulting from Landlord Work, Tenant Work or Tenant Alterations to the Premises, whether title thereto is in Landlord or Tenant; or (e) upon this transaction. Taxes paid by Tenant pursuant to this Section 4.05 shall not be included in any computation of Taxes as part of Operating Expenses.

ARTICLE FIVE

SECURITY

  (a)       Tenant, at Tenant’s sole cost and expense, shall provide Landlord, simultaneously with Tenant’s execution and delivery of this Lease to Landlord, with the “Letter of Credit” (defined below) and Tenant shall pay Landlord in immediately available funds the cash amount of the Security specified in Section 1.01 as security (“Security”) for the full and faithful performance by Tenant of each and every term, provision, covenant, and condition of this Lease. If Tenant fails timely to perform any of the terms, provisions, covenants and conditions of this Lease or any other document executed by Tenant in connection with this Lease, including, but not limited to, the payment of Rent or the repair of damage to the Premises caused by Tenant (excluding normal wear and tear), beyond any applicable notice and cure period, then Landlord may use, apply, or retain the whole or any part of the Security for the payment of any Rent not paid when due, for the cost of repairing such damage, for the cost of cleaning the Premises, for the payment of any other sum which Landlord may expend or may be required to expend by reason of Tenant’s failure to perform, and otherwise for compensation of Landlord for any other loss or damage to Landlord occasioned by Tenant’s failure to perform, including, but not limited to, any loss of future Rent and any damage or deficiency in the reletting of the Premises (whether such loss, damages or deficiency accrue before or after summary proceedings or other reentry by Landlord) and the amount of the unpaid past Rent, future Rent loss, and all other losses, costs and damages, that Landlord would be entitled to recover if Landlord were to pursue recovery under Section 11.02(b) or (c) of this Lease or California Civil Code Section 1951.2 or 1951.4 (and any supplements, amendments, replacements and substitutions thereof and therefor from time to time). If Landlord so uses, applies or retains all or part of the Security, Tenant shall within five (5) business days after demand pay or deliver to Landlord in immediately available funds the sum necessary to replace the amount used, applied or retained. If Tenant has fully and faithfully performed and observed all of Tenant’s obligations under the terms, provisions, covenants and conditions of this Lease, the Security (except any amount retained for application by Landlord as provided herein) shall be returned or paid over to Tenant no later than ninety (90) days after the latest of: (i) the Termination Date; (ii) the removal of Tenant from the Premises; (iii) the surrender of the Premises by Tenant to Landlord in accordance with this Lease; or (iv) the date Rent Adjustments owed pursuant to this Lease have been computed by Landlord and paid by Tenant. Provided, however, in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder.

  (b)       The Security, whether in the form of cash, Letter of Credit and/or Letter of Credit Proceeds (defined below), shall not be deemed an advance rent deposit or an advance payment of any kind, or a measure of Landlord’s damages with respect to Tenant’s failure to perform, nor shall any action or inaction of Landlord with respect to it or its use or application be a waiver of, or bar or defense to, enforcement of any right or remedy of Landlord. Landlord shall not be required to keep the Security separate from its general funds and shall not have any fiduciary duties or other duties (except as set forth in this Section) concerning the Security. Tenant shall not be entitled to any interest on the Security. In the event of any sale, lease or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security, or balance thereof, to the vendee, transferee or lessee and any such transfer shall release Landlord from all liability for the return of the Security. Tenant thereafter shall look solely to such vendee, transferee or lessee for the return or payment of the Security. Tenant shall not assign or encumber or attempt to assign or encumber the Security or any interest in it and Landlord shall not be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance, and regardless of one or more assignments of this Lease, Landlord may return the Security to the original Tenant without liability to any assignee. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code, and any and all rights of Tenant under all provisions of law, now or hereafter enacted, regarding security deposits.

  (c)       If Tenant fails timely to perform any obligation under this Article Five, such breach shall constitute a Default by Tenant under this Lease without any right to or requirement of any further notice or cure period under any other Article of this Lease, except such notice and cure period expressly provided under this Article Five.

  (d)       As used herein, “Letter of Credit” shall mean an unconditional, irrevocable sight draft letter of credit issued, presentable and payable at the San Francisco, San Francisco Peninsula or San Jose office of a major national bank satisfactory to Landlord in its sole discretion (the “Bank”), naming Landlord as beneficiary, in an amount equal to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). The Letter of Credit shall provide: (i) that Landlord may make partial and multiple draws thereunder, up to the face amount thereof, and that Landlord may draw upon the Letter of Credit up to the full amount thereof, as determined by Landlord, and the Bank will pay to Landlord the amount of such draw upon receipt by the Bank of a sight draft signed by Landlord without requirement for any additional documents or statements by Landlord; and (ii) that, in the event of assignment or other transfer of either Landlord’s interest in this Lease or of any interest in Landlord (including, without limitation, consolidations, mergers, reorganizations or other entity changes), the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the Bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall be in the form attached as Exhibit E hereto. Landlord may (but shall not be required to) draw upon the Letter of Credit and use the proceeds therefrom (the “Letter of Credit Proceeds”) or any portion thereof in any manner Landlord is permitted to use the Security under this Article Five. In the event Landlord draws upon the Letter of Credit and elects not to terminate the Lease, but to use the Letter of Credit Proceeds, then within ten (10) business days after Landlord gives Tenant written notice specifying the amount of the Letter of Credit Proceeds so utilized by Landlord, Tenant shall immediately deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit in an amount equal to one hundred percent (100%) of the then-required amount of the Letter of Credit. Tenant’s failure to deliver such amendment or replacement of the Letter of Credit to Landlord within ten (10) business days after Landlord’s notice shall constitute a Default by Tenant under this Lease. The Letter of Credit shall have an initial term of no longer than one (1) year, shall be “evergreen”, and shall be extended, reissued or replaced by Tenant, in each case at least thirty (30) days prior to its expiration in a manner that fully complies with the requirements of this Article Five, so that in all events the Letter of Credit required hereunder shall be in full force and effect continuously until the date (the “L/C Expiration Date”) for return of the Security described in Subsection (a) above. No more often than once per year, Landlord shall have the right to require Tenant to deliver to Landlord, on 15 days prior notice, a replacement Letter of Credit on the same terms and conditions set forth in this Article Five, in the event that Landlord determines, in its good faith judgment, that the issuing Bank is no longer satisfactory to remain as the issuer of the Letter of Credit. Any advice from the issuer that it intends to withdraw or not extend the Letter of Credit prior to any scheduled annual expiration or the L/C Expiration Date shall entitle the Landlord to immediately draw upon the Letter of Credit.

ARTICLE SIX

UTILITIES & SERVICES

6.01	LANDLORD’S GENERAL SERVICES

Landlord shall provide maintenance and services as provided in Article Eight.

6.02	TENANT TO OBTAIN & PAY DIRECTLY

  (a)       Tenant shall be responsible for and shall pay promptly all charges for gas, electricity, sewer, heat, light, power, telephone, refuse pickup (to be performed on a regularly scheduled basis so that accumulated refuse does not exceed the capacity of Tenant’s refuse bins), janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises, together with all taxes thereon. Tenant shall contract directly with the providing companies for such utilities and services.

  (b)       Notwithstanding any provision of the Lease to the contrary, without, in each instance, the prior written consent of Landlord, as more particularly provided in Article Nine, Tenant shall not: (i) make any alterations or additions to the electric or gas equipment or systems or other Building systems. Tenant’s use of electric current shall at no time exceed the capacity of the wiring, feeders and risers providing electric current to the Premises or the Building. The consent of Landlord to the installation of electric equipment shall not relieve Tenant from the obligation to limit usage of electricity to no more than such capacity.

6.03	TELEPHONE SERVICES

All telegraph, telephone, and communication connections which Tenant may desire outside the Premises shall be subject to Landlord’s prior written approval, in Landlord’s sole discretion, and the location of all wires and the work in connection therewith shall be performed by contractors approved by Landlord and shall be subject to the direction of Landlord, except that such approval is not required as to Tenant’s cabling from the Premises in a route designated by Landlord to any telephone cabinet or panel provided for Tenant’s connection to the telephone cable serving the Building, so long as Tenant’s equipment does not require connections different than or additional to those to the telephone cabinet or panel provided. As to any such connections or work outside the Premises requiring Landlord’s approval, Landlord reserves the right to designate and control the entity or entities providing telephone or other communication cable installation, removal, repair and maintenance outside the Premises and to restrict and control access to telephone cabinets or panels. In the event Landlord designates a particular vendor or vendors to provide such cable installation, removal, repair and maintenance for the Building, Tenant agrees to abide by and participate in such program. Tenant shall be responsible for and shall pay all costs incurred in connection with the installation of telephone cables and communication wiring in the Premises, including any hook-up, access and maintenance fees related to the installation of such wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such wire and cables; and there shall be included in Operating Expenses for the Building all installation, removal, hook-up or maintenance costs incurred by Landlord in connection with telephone cables and communication wiring serving the Building which are not allocable to any individual users of such service but are allocable to the Building generally. If Tenant fails to maintain all telephone cables and communication wiring in the Premises and such failure affects or interferes with the operation or maintenance of any other telephone cables or communication wiring serving the Building, Landlord or any vendor hired by Landlord may enter into and upon the Premises forthwith and perform such repairs, restorations or alterations as Landlord deems necessary in order to eliminate any such interference (and Landlord may recover from Tenant all of Landlord’s costs in connection therewith). No later than the Termination Date, Tenant agrees to remove all telephone cables and communication wiring installed by Tenant for and during Tenant’s occupancy, which Landlord shall request Tenant to remove. Tenant agrees that neither Landlord nor any of its agents or employees shall be liable to Tenant, or any of Tenant’s employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action because of any interruption, diminution, delay or discontinuance at any time for any reason in the furnishing of any telephone or other communication service to the Premises and the Building, except that Landlord shall be responsible for repair or replacement of damage or destruction to Tenant’s telephone equipment and wiring to the extent caused by the gross negligence or willful and wrongful act of Landlord or its employees or agents, but subject to the waivers set forth in Section 16.04.

6.04	FAILURE OR INTERRUPTION OF UTILITY OR SERVICE

To the extent that any equipment or machinery furnished or maintained by Landlord outside the Premises is used in the delivery of utilities directly obtained by Tenant pursuant to Section 6.02 and breaks down or ceases to function properly, Landlord shall use reasonable diligence to repair same promptly. In the event of any failure, stoppage or interruption of, or change in, any utilities or services supplied by Landlord which are not directly obtained by Tenant, Landlord shall use reasonable diligence to have service promptly resumed. In either event covered by the preceding two sentences, if the cause of any such failure, stoppage or interruption of, or change in, utilities or services is within the control of a public utility, other public or quasi-public entity, or utility provider outside Landlord’s control, notification to such utility or entity of such failure, stoppage or interruption and request to remedy the same shall constitute “reasonable diligence” by Landlord to have service promptly resumed. In the event of any failure, stoppage or interruption of, or change in, any utility or other service furnished to the Premises or the Project resulting from any cause, including changes in service provider or Landlord’s compliance with any voluntary or similar governmental or business guidelines now or hereafter published or any requirements now or hereafter established by any governmental agency, board or bureau having jurisdiction over the operation of the Property: (a) Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of Rent; (b) no such failure, stoppage, or interruption of any such utility or service shall constitute an eviction of Tenant or relieve Tenant of the obligation to perform any covenant or agreement of this Lease to be performed by Tenant; (c) Landlord shall not be in breach of this Lease nor be liable to Tenant for damages or otherwise. Notwithstanding any other provision of this Section to the contrary, in the event and to the extent that the Premises is rendered untenantable and Tenant is unable to occupy the Premises or some portion thereof for five (5) consecutive business days after Tenant has given Landlord written notice of such condition (the “Eligibility Period”) as a result of Landlord’s negligent failure, or willful and wrongful failure, to provide or perform utilities, services or repairs which Landlord is obligated to provide or perform under this Lease, but excluding any period occupancy is prevented to the extent caused by any of the following: (i) any negligence or willful misconduct of Tenant, any assignee, any subtenant or any other occupant of the Premises, or of any employee, agent or invitee of any of them; (ii) request by Tenant or any assignee that Landlord make a repair, decoration, alteration, improvement or addition; or (iii) Force Majeure, then Monthly Base Rent and Rent Adjustments shall be abated for the period Tenant is so prevented from occupying the Premises, or on a pro-rated basis if Tenant is so prevented from occupying only part of Premises, commencing as of the first day after the Eligibility Period and continuing for such time that Tenant is prevented from occupying the Premises or such part.

6.05	CHOICE OF SERVICE PROVIDER

Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable law, elect to change, from time to time, the company or companies which provide services (including electrical service, gas service, water, telephone and technical services) to the Property, the Premises and/or its occupants. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Property and the Premises or its occupants and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord. The foregoing provision is not intended to modify, amend, change or otherwise derogate from any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in service or provider.

6.06	SIGNAGE

Tenant shall not install any signage within the Project, the Building or the Premises without obtaining the prior written approval of Landlord, and Tenant shall be responsible for procurement, installation, maintenance and removal of any such signage installed by Tenant, and all costs in connection therewith. Any such signage shall comply with Landlord’s current Project signage criteria and all Laws.

ARTICLE SEVEN

POSSESSION, USE AND CONDITION OF PREMISES

7.01	POSSESSION AND USE OF PREMISES

              (a)       Tenant shall occupy and use the Premises only for the uses specified in Section 1.01(17) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may invalidate, any policy of insurance carried on the Building or Project or covering its operations or which may increase the cost of any such insurance or insurance carried by any other occupant of the Project unless such increase is paid by Tenant; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules and regulations as provided in Article Eighteen; (4) contrary to or prohibited by the articles, bylaws or rules of any owner’s association affecting the Project; (5) is improper, immoral, or objectionable; (6) would obstruct or interfere with the rights of other tenants or occupants of the Building or the Project, or injure or annoy them, or would tend to create or continue a nuisance; or (7) would constitute any waste in or upon the Premises or Project.

(b)       Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Additions in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use of the Premises. To the extent Tenant shall occupy the entire Building or an entire floor in the Building, all ADA Title III requirements relating to the restrooms, elevator lobbies and corridors on such floor shall be the responsibility of Tenant. In such event, all matters related to “life safety” on such floor shall also be the responsibility of Tenant. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

  (c)       Landlord and Tenant agree to cooperate and use commercially reasonable efforts to participate in traffic management programs generally applicable to businesses located in or about the area and Tenant shall encourage and support van and car pooling by, and staggered and flexible working hours for, its office workers and service employees to the extent reasonably permitted by the requirements of Tenant’s business. Neither this Section or any other provision of this Lease is intended to or shall create any rights or benefits in any other person, firm, company, governmental entity or the public.

  (d)       Tenant agrees to cooperate with Landlord and to comply with any and all guidelines or controls concerning energy management imposed upon Landlord by federal or state governmental organizations or by any energy conservation association to which Landlord is a party or which is applicable to the Building.

7.02	HAZARDOUS MATERIAL

              (a)       Tenant shall not use, generate, manufacture, produce, store, handle, release, discharge, or dispose of, on, under or about the Premises or any part of the Project, or transport to or from the Premises or any part of the Project, any Hazardous Material or allow any “Tenant Parties” (defined below) to do so, except as expressly permitted below, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. For purposes of this Lease, “Tenant Parties” shall mean all occupants or users of the Premises permitted or suffered by Tenant, or the employees, servants, agents, contractors, customers or invitees of Tenant or of any such occupants or users. Provided that the Premises are used only for the uses specified in Section 1.01 and Section 7.01 above, the foregoing prohibition shall not prohibit Tenant from using and storing in, and transporting to and from, the Premises, the types and amounts of Hazardous Material as specified on Exhibit D hereto and by this reference incorporated herein (“Permitted Hazardous Material”) and insignificant amounts of Hazardous Material typically used in general business office applications (to the extent the Premises is used for general offices) so long as (i) such substances are used in accordance with the manufacturers’ instructions therefor and all applicable Laws, (ii) such substances are not used or disposed of in or about the Building or the Project in a manner which would constitute a release or discharge thereof, and (iii) all Hazardous Material is removed from the Building and the Project by Tenant no later than the Termination Date. If Tenant desires to add additional types or quantities of Hazardous Materials to the list of Permitted Hazardous Materials specified in Exhibit D, Tenant shall give Landlord notice of the Hazardous Materials and quantities thereof that Tenant desires to use at the Premises and Landlord shall thereafter have the right to approve or disapprove such additional Hazardous Materials in Landlord’s sole discretion within twenty (20) days after receipt of such notice. Failure to notify Tenant in writing of its decision within said twenty (20) day period shall be deemed disapproval by Landlord. Whether or not Landlord approves any such request for changes, Tenant shall pay Landlord, within ten (10) days after request by Landlord, the actual fees and expenses of any consultants retained by Landlord in connection with review of the proposed changes in Permitted Hazardous Material. Tenant shall, within fifteen (15) days after demand therefor, deliver to Landlord a written list identifying any Hazardous Material then maintained by Tenant in the Building, the use of each such Hazardous Material so maintained by Tenant together with written certification by Tenant stating, in substance, that neither Tenant nor any Tenant Parties has released or discharged any Hazardous Material in or about the Building or the Project. Tenant shall, within fifteen (15) days after demand therefor, deliver to Landlord a copy of: (x) all permits, licenses and other governmental and regulatory approvals with respect to the use, generation, manufacture, production, storage, handling, release, discharge, removal and disposal by Tenant or Any of the Tenant Parties of Hazardous Material at the Project; and (y) each hazardous material management plan or similar document (“Plan(s)”) with respect to use, generation, manufacture, production, storage, handling, release, discharge, removal or disposal of Hazardous Material by Tenant or any of the Tenant Parties necessary to comply with Environmental Laws or other Laws prepared by or on behalf of Tenant or any of the Tenant Parties (whether or not required to be submitted to a governmental agency). Tenant shall comply with all Environmental Laws pertaining to Tenant’s occupancy and use of the Premises and concerning the proper storage, handling and disposal of any Hazardous Material introduced to the Premises, the Building or the Property by Tenant or any Tenant Parties. Landlord shall comply with all Environmental Laws applicable to the Property other than those to be complied with by Tenant pursuant to the preceding sentence. In the event that Tenant is notified of any investigation or violation of any Environmental Law arising from Tenant’s activities at the Premises, Tenant shall immediately deliver to Landlord a copy of such notice. In such event or in the event Landlord reasonably believes that a violation of Environmental Law exists, Landlord may conduct such tests and studies relating to compliance by Tenant with Environmental Laws or the alleged presence of Hazardous Material upon the Premises as Landlord deems desirable, all of which shall be completed at Tenant’s expense. To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising out of any and all of (i) the introduction, use, discharge or release of any Hazardous Material into, in or about the Project by Tenant or any Tenant Parties, including any injury to or death of persons or damage to or destruction of property resulting therefrom, and (ii) any failure of Tenant or any Tenant Parties to observe the covenants of this Section 7.02. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or any Tenant Parties, such release, discharge or disposal shall be deemed casualty damage under Article Fourteen to the extent that the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under such Article.

  (b)       The right to use and store in, and transport to and from, the Premises the Permitted Hazardous Material is personal to AcelRx Pharmaceuticals, Inc., a Delaware corporation, and may not be assigned or otherwise transferred by AcelRx Pharmaceuticals, Inc., a Delaware corporation, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, except (i) to a Permitted Transferee which is an assignee of the Lease and which has satisfied the requirements of Sections 10.01 and 10.05 of this Lease; and (ii) AcelRx may permit a Permitted Transferee which is a sublessee to use and store in, and transport to and from, the Premises the Permitted Hazardous Material to the same extent as AcelRx has such right under this Lease, subject to all the provisions of this Lease. . Any consent by Landlord pursuant to Article Ten to an assignment, transfer, subletting, mortgage, pledge, hypothecation or encumbrance of this Lease, and any interest therein or right or privilege appurtenant thereto, shall not constitute consent by Landlord to the use or storage at, or transportation to, the Premises of any Hazardous Material (including a Permitted Hazardous Material) by any such assignee, sublessee or transferee unless Landlord expressly agrees otherwise in writing. Provided however, at the time Tenant requests approval of any proposed assignment or sublease of this Lease by Tenant, and the assignee or sublessee desires to use Hazardous Materials, Tenant shall submit to Landlord the proposed Permitted Hazardous Material list of the proposed assignee or sublessee. Landlord shall have the right, in its sole discretion, to approve the proposed assignee’s or sublessee’s proposed Permitted Hazardous Material list, or to require modifications to said list. In the event that Landlord does not approve of the proposed assignee’s or sublessee’s Permitted Hazardous Material list, or the proposed assignee or sublessee cannot or will not modify said list, then it shall be reasonable for purposes of Article Ten hereof for Landlord to refuse its consent to the proposed assignment or sublease. In the event that the proposed Hazardous Material list of the assignee or sublessee includes any Hazardous Material different from or in greater quantity than Tenant’s Permitted Hazardous Material, Tenant shall pay Landlord, whether or not Landlord consents to the proposed list of Permitted Hazardous Material and/or to the proposed assignment or sublease, (i) a processing fee of Three Thousand Dollars ($3,000.00) at the time Tenant submits the request for approval, and (ii) within ten (10) days after request by Landlord, the actual fees and expenses of any consultants retained by Landlord in connection with review of the proposed Permitted Hazardous Material list and use thereof by the proposed assignee or sublessee. Any consent by Landlord to the use or storage at, or transportation to or from the Premises, of any Hazardous Material (including a Permitted Hazardous Material) by an assignee, sublessee or transferee of Tenant shall not constitute a waiver of Landlord’s right to refuse such consent as to any subsequent assignee or transferee.

  (c)       Tenant acknowledges that the sewer piping at the Project is made of ABS plastic. Accordingly, without Landlord’s prior written consent, which may be given or withheld in Landlord’s reasonable discretion, only ordinary domestic sewage is permitted to be put into the drains at the Premises. UNDER NO CIRCUMSTANCES SHALL Tenant EVER DEPOSIT ANY ESTERS OR KETONES (USUALLY FOUND IN SOLVENTS TO CLEAN UP PETROLEUM PRODUCTS) IN THE DRAINS AT THE PREMISES. If Tenant desires to put any substances other than ordinary domestic sewage into the drains, it shall first submit to Landlord a complete description of each such substance, including its chemical composition, and a sample of such substance suitable for laboratory testing. Landlord shall promptly determine whether or not the substance can be deposited into the drains and its determination shall be absolutely binding on Tenant. Upon demand, Tenant shall reimburse Landlord for expenses incurred by Landlord in making such determination. If any substances not so approved hereunder are deposited in the drains in Tenant’s Premises, Tenant shall be liable to Landlord for all damages resulting therefrom, including but not limited to all costs and expenses incurred by Landlord in repairing or replacing the piping so damaged.

7.03	LANDLORD ACCESS TO PREMISES; APPROVALS

  (a)       Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform janitorial and other services (if any), to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem necessary or desirable (including all alterations, improvements and additions in connection with a change in service provider or providers). Janitorial and cleaning services (if any) shall be performed after normal business hours. Any entry or work by Landlord may be during normal business hours and Landlord may use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises.

  (b)       If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

  (c)       Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem desirable or necessary to confirm Tenant’s compliance with all Laws and Environmental Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.03 (c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

  (d)       Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

  (e)       The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Environmental Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.04	QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is not in Default in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease and to the rights of any Mortgagee or ground lessor.

ARTICLE EIGHT

MAINTENANCE

8.01	LANDLORD’S MAINTENANCE

Subject to Article Fourteen and Section 8.02, Landlord shall maintain, in a manner compatible with maintenance of comparable properties in the immediate vicinity of the Project, the structural portions of the Building, the roof, exterior walls and exterior doors, foundation, and underslab standard sewer system of the Building in good, clean and safe condition, and shall use reasonable efforts, through Landlord’s program of regularly scheduled preventive maintenance, to keep the Building’s standard heating, ventilation and air conditioning (“HVAC”) equipment in reasonably good order and condition. Notwithstanding the foregoing, Landlord shall have no responsibility to repair the Building’s standard heating, ventilation and air conditioning equipment, and all such repairs shall be performed by Tenant pursuant to the terms of Section 8.02. Landlord shall also (a) maintain the landscaping, parking facilities and other Common Areas of the Project, and (b) wash the outside of exterior windows at intervals determined by Landlord. Except as provided in Section 6.04, Article Fourteen and Article Fifteen, there shall be no abatement of rent, no allowance to Tenant for diminution of rental value and no liability of Landlord by reason of inconvenience, annoyance or any injury to or interference with Tenant’s business arising from the making of or the failure to make any repairs, alterations or improvements in or to any portion of the Project or in or to any fixtures, appurtenances or equipment therein. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8.02	TENANT’S MAINTENANCE

Subject to the provisions of Article Fourteen, Tenant shall, at Tenant’s sole cost and expense, make all repairs to the Premises and fixtures therein which Landlord is not required to make pursuant to Section 8.01, including repairs to the interior walls, ceilings and windows of the Premises, the interior doors, Tenant’s signage, and the electrical, life-safety, plumbing and heating, ventilation and air conditioning systems located within or serving the Premises and shall maintain the Premises, the fixtures and utilities systems therein, and the area immediately surrounding the Premises (including all garbage enclosures), in a good, clean and safe condition. Tenant shall deliver to Landlord a copy of any maintenance contract entered into by Tenant with respect to the Premises. Tenant shall also, at Tenant’s expense, keep any non-standard heating, ventilating and air conditioning equipment and other non-standard equipment in the Building in good condition and repair, using contractors approved in advance, in writing, by Landlord. Notwithstanding Section 8.01 above, but subject to the waivers set forth in Section 16.04, Tenant will pay for any repairs to the Building or the Project which are caused by any negligence or carelessness, or by any willful and wrongful act, of Tenant or its assignees, subtenants or employees, or of the respective agents of any of the foregoing persons, or of any other persons permitted in the Building or elsewhere in the Project by Tenant or any of them. Tenant will maintain the Premises, and will leave the Premises upon termination of this Lease, in a safe, clean, neat and sanitary condition.

ARTICLE NINE

ALTERATIONS AND IMPROVEMENTS

9.01	TENANT ALTERATIONS

  (a)       The following provisions shall apply to the completion of any Tenant Alterations:

        (1)       Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord ten (10) days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article Nine, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time designate, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building). The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. Landlord may, in the exercise of reasonable judgment, request that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

(2)       Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Except for the construction administration fee for the Tenant Work (which shall be as set forth in Section 8,10 of the Workletter), in connection with completion of any Tenant Alterations, Tenant shall pay Landlord a construction fee and all elevator and hoisting charges at Landlord’s then standard rate. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

(3)       Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Environmental Laws, all requirements of applicable insurance companies and in accordance with Landlord’s standard construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.01(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

  (b)       All Tenant Additions to the Premises whether installed by Landlord or Tenant, shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article Twelve, Tenant may remove them or is required to remove them at Landlord’s request.

9.02	LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article Eleven, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

10.01	ASSIGNMENT AND SUBLETTING

  (a)       Without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant, provided, however, if Landlord chooses not to recapture the space proposed to be subleased or assigned as provided in Section 10.02, Landlord shall not unreasonably withhold its consent to a subletting or assignment under this Section 10.01. Tenant agrees that the provisions governing sublease and assignment set forth in this Article Ten shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least sixty (60) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.02 within thirty (30) days after receipt of Tenant’s Notice (and all required information). In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Project. Tenant shall submit for Landlord’s approval (which approval shall not be unreasonably withheld) any advertising which Tenant or its agents intend to use with respect to the space proposed to be sublet.

  (b)       With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors which Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

  (i)       the business reputation or creditworthiness of any proposed subtenant or assignee is not acceptable to Landlord; or

  (ii)       in Landlord’s reasonable judgment the proposed assignee or subtenant would diminish the value or reputation of the Building or Landlord; or

  (iii)       any proposed assignee’s or subtenant’s use of the Premises would violate Section 7.01 of the Lease or would violate the provisions of any other leases of tenants in the Project;

  (iv)       the proposed assignee or subtenant is either a governmental agency, a school or similar operation, or a medical related practice; or

  (v)       the proposed subtenant or assignee is a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or

  (vi)       the proposed subtenant or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Building.

In no event shall Landlord be obligated to consider a consent to any proposed assignment of the Lease which would assign less than the entire Premises. In the event Landlord wrongfully withholds its consent to any proposed sublease of the Premises or assignment of the Lease, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligations to consent to such sublease or assignment.

  (c)       Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landlord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

  (d)       For purposes of this Article Ten, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise, and includes any merger, acquisition, consolidation or reorganization. Notwithstanding any provision of this Section to the contrary, an assignment for purposes of this Article does not include any transfer of control of the stock or membership interests of Tenant through: (i) any public offering of shares of stock in Tenant in accordance with applicable State and Federal law, rules, regulations and orders if thereafter the stock shall be listed and publicly traded through the New York Stock Exchange or the NASDAQ national market; or (ii) public sale of such stock effected through such exchange or the NASDAQ national market. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment; or (iii) bona-fide, new issuance of shares of stock or membership interests of Tenant in a private offering or private offerings for fair cash consideration immediately paid to Tenant which increases Tenant’s equity and net worth.

  (e)       Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or non-bankruptcy reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”, and such permitted assignee or subtenant is a “Permitted Transferee”): (i) Tenant is not in Default; (ii) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change, or in the event of a Transfer to an Affiliate, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease or the Affiliate has a net worth equal to Tenant’s net worth at the date of this Lease; (iii) Tenant shall give Landlord written notice at least 15 business days prior to the effective date of the Permitted Transfer; and (iv) Tenant and Tenant’s successor shall sign an assumption of all obligations of the Tenant under the Lease, and if requested by Landlord, a form of agreement setting forth representations as to the type of Ownership Change and as to the facts that satisfy each of conditions (i) – (iii) above. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied.

  (f)       With respect to any sublease, including any to a Permitted Transferee, Tenant hereby irrevocably assigns to Landlord, effective upon any such sublease, all rent and other payments due from subtenant under the sublease, provided however, that Tenant shall have a license to collect such rent and other payments until the occurrence of a default by Tenant under any of the provisions of the Lease, and notice to Tenant of such default shall not be a prerequisite to Landlord’s right to collect subrent. At any time at Landlord’s option, Landlord shall have the right to give notice to the subtenant of such assignment. Landlord shall credit Tenant with any rent received by Landlord under such assignment but the acceptance of any payment on account of rent from the subtenant as the result of any such default shall in no manner whatsoever serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreement under the Lease. No such payment of rent or any other payment by the subtenant directly to Landlord and/or acceptance of such payment(s) by Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by the subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect. For purposes of this Section, any use or occupancy by a Permitted Transferee (unless it is an assignee) without a formal sublease shall for the purposes of this Section be deemed to be a sublease at the same rental rate as provided in the Lease.

10.02	RECAPTURE

Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”), the space proposed to be sublet or subject to the assignment, so long as (i) the proposed transfer is not to a Permitted Transferee in accordance with the provisions of Section 10.01(e), and (ii) the proposed sublease is for the remainder of the Term of this Lease and Landlord recaptures the entire portion of the Premises subject to the proposed sublease. If Landlord elects to recapture, such recapture shall be effective as of the commencement date of such sublease or assignment, and Tenant shall surrender possession of the recapture space on the day immediately before such effective date, such date being the Termination Date for such space. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted accordingly.

10.03	EXCESS RENT

Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) brokerage commissions and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.04	TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by Landlord. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to any assignment or sublease. In addition, if Tenant has any options to extend the term of this Lease or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion.

10.05	ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

  (i)       Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) business days after the date when due;

  (ii)       Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease or the Workletter and, unless the failure to perform is a Default for which this Lease specifies that there is no cure or grace period or no additional period to cure beyond that set forth in such other provision of this Lease, fails to cure such default within thirty (30) days after written notice thereof to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot reasonably be cured within such thirty (30) day period, then such cure period shall be extended, but not in excess of an additional sixty (60) days plus such period during which such cure is prevented due to Force Majeure, so long as Tenant diligently and continuously prosecutes the cure to completion;

  (iii)       the interest of Tenant in this Lease is levied upon under execution or other legal process, and such levy is not dismissed or withdrawn within thirty (30) days;

  (iv)       a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not dismissed or withdrawn within thirty (30) days;

  (v)       Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

  (vi)       a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days; or

  (vii)       upon the dissolution of Tenant.

11.02	LANDLORD’S REMEDIES

    (a)       A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.02 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy.

    (b)       With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Upon the termination of Tenant’s right to possession pursuant to this Section 11.02, Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or otherwise as permitted by Law, regain possession of the Premises and remove their property (including their personal property and those trade fixtures or Tenant Additions which Tenant is required or permitted to remove under Article Twelve), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.01, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

    (1)       the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

    (2)       the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

    (3)       the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

            (4)       any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The word “rent” as used in this Section 11.02 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, and monthly Storage Space Rent, if any, and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

  (c)       Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.02(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.02, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article Ten shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.02(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

  (d)       In the event that Landlord seeks an injunction with respect to a breach or threatened breach by Tenant of any of the covenants, conditions or provisions of this Lease, Tenant agrees to pay the premium for any bond required in connection with such injunction.

  (e)       Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

  (f)       When this Lease requires giving or service of a notice of Default or of a failure of Tenant to observe or perform any covenant, condition or provision of this Lease which will constitute a Default unless Tenant so observes or performs within any applicable cure period, and so long as the notice given or served provides Tenant the longer of any applicable cure period required by this Lease or by statute, then the giving of any equivalent or similar statutory notice, including any equivalent or similar notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute, shall replace and suffice as any notice required under this Lease. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Article Twenty-four shall replace and satisfy the statutory service–of–notice procedures, except that any notice of unlawful detainer required by California Code of Civil Procedure Section 1161 or any similar or successor statute shall be served as required by Code of Civil Procedure Section 1162 or any similar or successor statute, and for purposes of Code of Civil Procedure Section 1162 or any similar or successor statute, Tenant’s “place of residence” and “usual place of business” shall mean the address specified by Tenant for notice pursuant to Section 1.01 of this Lease, as changed by Tenant pursuant to Article Twenty-four of this Lease.

  (g)       The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

  (h)       No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 26.15 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.03	ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.04	BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

  (a)       In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

  (b)       Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

  (c)      If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i)       The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii)       Landlord has obtained consents or waivers from any third parties which may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d)       Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.05	LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction.

ARTICLE TWELVE

SURRENDER OF PREMISES

12.01	IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear and tear, and damage caused by Landlord excepted. Tenant shall deliver to Landlord all keys to the Premises. Tenant shall remove from the Premises all movable personal property of Tenant, Tenant’s trade fixtures, and subject to Section 6.03, cabling. Tenant shall be entitled to remove such Tenant Additions which at the time of their installation Landlord and Tenant agreed may be removed by Tenant. Tenant shall also remove such other Tenant Additions as required by Landlord, including any Tenant Additions containing Hazardous Material. Tenant immediately shall repair all damage resulting from removal of any of Tenant’s property, furnishings or Tenant Additions, shall close all floor, ceiling and roof openings and shall restore the Premises to a tenantable condition as reasonably determined by Landlord. If any of the Tenant Additions which were installed by Tenant involved the lowering of ceilings, raising of floors or the installation of specialized wall or floor coverings or lights, then Tenant shall also be obligated to return such surfaces to their condition prior to the commencement of this Lease. Tenant shall also be required to close any staircases or other openings between floors. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section, and undertake, at Tenant’s expense, such restoration work as Landlord deems necessary or advisable.

12.02	LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.02(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any of Tenant Additions and in restoring the Premises to the condition required by this Lease at the Termination Date.

ARTICLE THIRTEEN

HOLDING OVER

Tenant shall pay Landlord the greater of (i) double the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate) or, (ii) double the fair market rental value of the Premises as reasonably determined by Landlord for each month or portion thereof that Tenant retains possession of the Premises, or any portion thereof, after the Termination Date (without reduction for any partial month that Tenant retains possession). Tenant shall also pay all damages sustained by Landlord by reason of such retention of possession. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance. If Tenant retains possession of the Premises, or any part thereof for thirty (30) days after the Termination Date then at the sole option of Landlord expressed by written notice to Tenant, but not otherwise, such holding over shall constitute an extension of the Term of this Lease for a period of one (1) year on the same terms and conditions (including those with respect to the payment of Rent) as provided in this Lease, except that the Monthly Base Rent for such period shall be equal to the greater of (i) 150% of the Monthly Base Rent payable during the month preceding the Termination Date, or (ii) 150% of the monthly base rent then being quoted by Landlord for similar space in the Building.

ARTICLE FOURTEEN

DAMAGE BY FIRE OR OTHER CASUALTY

14.01	SUBSTANTIAL UNTENANTABILITY

  (a)       If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage upon giving written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

  (b)       In the event that the Building is damaged or destroyed to the extent of more than twenty-five percent (25%) of its replacement cost or to any extent if no insurance proceeds or insufficient insurance proceeds are receivable by Landlord, or if the buildings at the Project shall be damaged to the extent of fifty percent (50%) or more of the replacement value or to any extent if no insurance proceeds or insufficient insurance proceeds are receivable by Landlord, and regardless of whether or not the Premises be damaged, Landlord may elect by written notice to Tenant given within thirty (30) days after the occurrence of the casualty to terminate this Lease in lieu of so restoring the Premises, in which event this Lease shall terminate as of the date specified in Landlord’s notice, which date shall be no later than sixty (60) days following the date of Landlord’s notice.

  (c)       Unless this Lease is terminated as provided in the preceding Subsections 14.01 (a) and (b), Landlord shall proceed with reasonable promptness to repair and restore the Premises to its condition as existed prior to such casualty, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration.

  (d)       Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date. All such insurance proceeds shall be payable to Landlord whether or not the Premises are to be repaired and restored, provided, however, if this Lease is not terminated and the parties proceed to repair and restore Tenant Additions at Tenant’s cost, to the extent Landlord received proceeds of Tenant’s insurance covering Tenant Additions, such proceeds shall be applied to reimburse Tenant for its cost of repairing and restoring Tenant Additions.

  (e)       Notwithstanding anything in this Article Fourteen to the contrary: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Additions or to expend for any repair or restoration of the Premises or Building amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the willful and wrongful act of Tenant, its agent or employees; and (iii) in the event that the Premises is located in more than one building of the Project and any damage or destruction covered by this Article affects only one of the buildings in which the Premises is located, then the determination of the extent of damage or destruction shall be made only with respect to the building so affected, and Landlord or Tenant shall be entitled to terminate this Lease only with respect to the part of the Premises in the building so affected, and the Lease shall continue in full force and effect to the extent of the remainder, if any, of the Premises. Whether or not the Lease is terminated pursuant to this Article Fourteen, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

  (f)       Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article Nine hereof.

14.02	INSUBSTANTIAL UNTENANTABILITY

Unless this Lease is terminated as provided in the preceding Subsections 14.01 (a) and (b), then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Additions, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the foregoing, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.01 above.

14.03	RENT ABATEMENT

If all or any part of the Premises are rendered untenantable by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform, provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period. The foregoing rent abatement shall not apply in the event the Premises are rendered untenantable by reason of a fire or other casualty caused in whole or in part by the negligence or willful act of Tenant or its agents, employees, contractors or invitees if such abatement would adversely affect Landlord’s or Tenant’s ability to collect under any of its insurance policies providing coverage for rental or business interruptions.

14.04	WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article Fourteen, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE FIFTEEN

EMINENT DOMAIN

15.01         TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority or any earlier date on which possession is required to be surrendered to such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event that the Premises is located in more than one building of the Project and any taking covered by this Article affects only one of the buildings in which the Premises is located, then the determination of the extent of the taking shall be made only with respect to the building so affected, and Landlord or Tenant shall be entitled to terminate this Lease only with respect to the part of the Premises in the building so affected, and the Lease shall continue in full force and effect to the extent of the remainder, if any, of the Premises. Further, if at least twenty-five percent (25%) of the rentable area of the Project is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), and regardless of whether or not the Premises be so taken or condemned, Landlord may elect by written notice to Tenant to terminate this Lease as of the date title vests in such authority or any earlier date on which possession is required to be surrendered to such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Landlord may, without any obligation to Tenant, agree to sell or convey to the taking authority the Premises, the Building, Tenant’s Phase, the Project or any portion thereof sought by the taking authority, free from this Lease and the right of Tenant hereunder, without first requiring that any action or proceeding be instituted or, if instituted, pursued to a judgment. Notwithstanding anything to the contrary herein set forth, in the event the taking of the Building or Premises is temporary (for less than the remaining term of the Lease), Landlord may elect either (i) to terminate this Lease or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.02	TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to reduce or increase, as the case may be, the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Additions) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.03	COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Additions paid for by Tenant without any credit or allowance from Landlord, for fixtures or personal property of Tenant, or for relocation or business interruption expenses, so long as there is no diminution of Landlord’s award as a result.

ARTICLE SIXTEEN

INSURANCE

16.01	TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies acceptable to Landlord, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease. Such insurance shall be for such limits that are reasonably required by Landlord from time to time but not less than a combined single limit of Three Million and No/100 Dollars ($3,000,000.00); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Additions to the Premises, equipment, installations, fixtures and contents of the Premises in the event of loss; (d) In the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles; and (e) such other insurance or coverages as Landlord reasonably requires.

16.02	FORM OF POLICIES

Each policy referred to in 16.01 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds (except Workers’ Compensation, Hired/Non-owned Automobile and Employers’ Liability Insurance), (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California reasonably satisfactory to Landlord, (iii) where applicable, provide for deductible amounts satisfactory to Landlord and not permit co-insurance, (iv) shall provide that such insurance may not be canceled or amended without thirty (30) days’ prior written notice to the Landlord, and (v) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and not less than ten (10) days prior to the expiration date of each policy.

16.03	LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations and excluding Tenant Additions to the Premises) or an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies, against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death and property damage. Such insurance shall be for a combined single limit of Three Million and No/100 Dollars ($3,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.04	WAIVER OF SUBROGATION

              (a)       Landlord agrees that, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

  (b)       Tenant agrees to include, if obtainable at no, or minimal, additional cost, and so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Additions to the Premises, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies. If Tenant is unable to obtain in such policy or policies either of the clauses described in the preceding sentence, Tenant shall, if legally possible and without necessitating a change in insurance carriers, have Landlord named in such policy or policies as an additional insured. If Landlord shall be named as an additional insured in accordance with the foregoing, Landlord agrees to endorse promptly to the order of Tenant, without recourse, any check, draft, or order for the payment of money representing the proceeds of any such policy or representing any other payment growing out of or connected with said policies, and Landlord does hereby irrevocably waive any and all rights in and to such proceeds and payments.

  (c)       Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, except Tenant Additions, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant in the Real Property who shall have executed a similar waiver as set forth in this Section 16.04 (c) for loss or damage to Tenant Additions, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is covered or coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

  (d)       Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy which would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.05	NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE SEVENTEEN

WAIVER OF CLAIMS AND INDEMNITY

17.01	WAIVER OF CLAIMS

To the extent permitted by Law, Tenant releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property, or any part of either, or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the willful and wrongful act of any of the Indemnitees. If any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any act or neglect of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days of demand for the total cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant. Notwithstanding any provision of the first sentence of this Section to the contrary, Tenant’s release of Landlord with respect to any existing condition shall not release Landlord from any liability which Landlord has to the extent that any Hazardous Material is in existence on the Premises or the Property prior to delivery of possession of the Premises to Tenant, except to the extent that the presence of such Hazardous Material is caused by acts or omissions of Tenant or any Tenant Parties (as defined in Article Seven) in connection with any early entry to the Premises prior to delivery of possession to Tenant.

17.02	INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Additions or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve an Indemnitee of liability to the extent such liability is caused by the gross negligence or the willful and wrongful act of such Indemnitee. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.04 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” property insurance.

17.03	WAIVER OF CONSEQUENTIAL DAMAGES

To the extent permitted by law, Tenant hereby waives and releases the Indemnitees from any consequential damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of any injury or damage, whether or not caused by the willful and wrongful act of any of the Indemnitees.

ARTICLE EIGHTEEN

RULES AND REGULATIONS

18.01	RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with all rules and regulations for use of the Premises, the Building, the Phase and the Project imposed by Landlord, as the same may be reasonably revised from time to time, including the following: (a) Tenant shall comply with all of the requirements of Landlord’s emergency response plan, as the same may be amended from time to time; and (b) Tenant shall not place any furniture, furnishings, fixtures or equipment in the Premises in a manner so as to obstruct the windows of the Premises to cause the Building, in Landlord’s good faith determination, to appear unsightly from the exterior. Such rules and regulations are and shall be imposed for the cleanliness, good appearance, proper maintenance, good order and reasonable use of the Premises, the Building, the Phase and the Project and as may be necessary for the enjoyment of the Building and the Project by all tenants and their clients, customers, and employees.

18.02	ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth above or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE NINETEEN

LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent: (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon reasonable notice to Tenant, to display the Premises to prospective purchasers at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term; (5) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose permitted hereunder; (6) to change the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, washrooms or public portions of the Building, and to close entrances, doors, corridors, elevators or other facilities, provided that such action shall not materially and adversely interfere with Tenant’s access to the Premises or the Building; (7) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (8) to close the Building after Standard Operating Hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such regulations as Landlord prescribes for security purposes.

ARTICLE TWENTY

ESTOPPEL CERTIFICATE

20.01	IN GENERAL

Within fifteen (15) days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that the Premises have been completed in accordance with the terms and provisions hereof, that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto; (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

20.02	ENFORCEMENT

In the event that Tenant fails to deliver an Estoppel Certificate, then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to $500.00 for each day that Tenant fails to deliver an Estoppel Certificate and Tenant shall be deemed to have irrevocably appointed Landlord as Tenant’s attorney-in-fact to execute and deliver such Estoppel Certificate.

ARTICLE TWENTY-ONE-

INTENTIONALLY OMITTED

ARTICLE TWENTY-TWO-

REAL ESTATE BROKERS

Tenant represents that in connection with this Lease it is represented by Tenant’s Broker identified in Section 1.01 and, except for Tenant’s Broker and Landlord’s Broker identified in Section 1.01, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Lease, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Landlord hereby indemnifies and agrees to protect, defend and hold Tenant harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Landlord with respect to the subject matter of this Lease, except for Tenant’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Lease pursuant to Landlord’s separate written agreement with Landlord’s Broker. Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker to the extent that Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

ARTICLE TWENTY-THREE-

MORTGAGEE PROTECTION

23.01	SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received in cash by such purchaser or ground lessor. This subordination shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee or ground lessor. In confirmation of such subordination, however, Tenant shall execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request. Tenant hereby constitutes Landlord as Tenant’s attorney-in-fact to execute such certificate or instrument for and on behalf of Tenant upon Tenant’s failure to do so within fifteen (15) days of a request to do so. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein.

23.02	MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE TWENTY-FOUR-

NOTICES

  (a)       All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

  (b)       All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Sections 1.01(2) and (3).

  (c)       Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by an employee, officer, director or partner of Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon any officer, director or partner of Landlord or Tenant, and shall be effective upon such service.

  (d)       By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time during the term of this Lease to change its respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE TWENTY-FIVE

EXERCISE FACILITY

Tenant agrees to inform all employees of Tenant of the following: (i) the exercise facility is available for the use of the employees of tenants of the Project only and for no other person; (ii) use of the facility is at the risk of Tenant or Tenant’s employees, and all users must sign a release; (iii) the facility is unsupervised; and (iv) users of the facility must report any needed equipment maintenance or any unsafe conditions to the Landlord immediately. Landlord may discontinue providing such facility at Landlord’s sole option at any time without incurring any liability. As a condition to the use of the exercise facility, Tenant and each of Tenant’s employees that uses the exercise facility shall first sign a written release in form and substance acceptable to Landlord. Landlord may change the rules and/or hours of the exercise facility at any time, and Landlord reserves the right to deny access to the exercise facility to anyone due to misuse of the facility or noncompliance with rules and regulations of the facility. To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from use of the exercise facility in the Project by Tenant, Tenant’s employees or invitees. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity.

ARTICLE TWENTY-SIX-

MISCELLANEOUS

26.01	LATE CHARGES

  (a)       The Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits shall be due when and as specifically provided above. Except for such payments and late charges described below, which late charge shall be due when provided below (without notice or demand), all other payments required hereunder to Landlord shall be paid within ten (10) days after Landlord’s demand therefor. All Rent and charges, except late charges, not paid when due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

  (b)       In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, and (ii) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

  (c) Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

26.02	NO JURY TRIAL; VENUE; JURISDICTION

To the extent permitted by Law, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. By execution of this Lease the parties agree that this provision may be filed by any party hereto with the clerk or judge before whom any action is instituted, which filing shall constitute the written consent to a waiver of jury trial pursuant to and in accordance with Section 631 of the California Code of Civil Procedure. No party has in any way agreed with or represented to any other party that the provisions of this Section will not be fully enforced in all instances. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

26.03	DEFAULT UNDER OTHER LEASE

It shall be a Default under this Lease if Tenant or any Affiliate holding any other lease with Landlord for premises in the Project defaults under such lease and as a result thereof such lease is terminated or terminable.

26.04	OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, the Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

26.05	AUTHORITY

Tenant and Landlord, and each entity and individual executing this Lease on behalf of Tenant or Landlord, represents and warrants to Landlord and Tenant, respectively, that each has full authority and power to enter into this Lease on behalf of Tenant and Landlord, respectively, and that each of Tenant and Landlord has full power and authority to perform its obligations under this Lease, and that no consent or authorization is necessary from any third party Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

26.06	ENTIRE AGREEMENT

This Lease, the Exhibits and Riders attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

26.07	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other material and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

26.08	EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

26.09	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article Ten, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

26.10	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to Five Million Dollars ($5,000,000.00) and Tenant shall not be entitled to any judgment in excess of such amount.

26.11	BINDING EFFECT

Subject to the provisions of Article Ten, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.12	CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

26.13	TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

26.14	VACATION

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall have the right to enter into the Premises in order to show the space to prospective tenants. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.02(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

26.15	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant fails timely to perform any of its duties under this Lease and such failure continues beyond any applicable notice and cure period (except that no notice or cur period shall be required in case of emergency), Landlord shall have the right (but not the obligation), to perform such duty on behalf and at the expense of Tenant without prior notice to Tenant, and all sums expended or expenses incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

26.16 SECURITY	SYSTEM

Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

26.17	NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

26.18	RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a memorandum of this Lease, in recordable form.

26.19	SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of Tenant or Landlord under this Lease to indemnify, protect, defend and hold harmless others as specified in this Lease shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

26.20	EXHIBITS OR RIDERS

All exhibits, riders and/or addenda referred to in this Lease as an exhibit, addenda or rider hereto or attached hereto, are hereby incorporated into and made a part of this Lease.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.01(4) hereof.

TENANT:	LANDLORD:

AcelRx Pharmaceuticals, Inc.,	Metropolitan Life Insurance Company,
a Delaware corporation	a New York corporation

By /s/ Thomas A. Schreck	By /s/ Greg Hill

Thomas A. Schreck	Greg Hill
Print name	Print name

Its Chairman & CEO	Its Director
(Chairman of Board, President or Vice President)

By /s/ Carter King

Carter King
Print name

Its CFO
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

EXHIBIT A

PLAN OF PREMISES

Exhibit A - Page 1

EXHIBIT B

WORKLETTER AGREEMENT

(TENANT BUILD)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and AcelRx Pharmaceuticals, Inc., a Delaware corporation, as Tenant, for the Premises (the “Lease”). Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Lease. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1.	AS IS Condition; Delivery.

Landlord shall deliver the Premises broom clean in its current “as built” configuration with existing build-out of the tenant space, with the Premises and the Building (including the “Base Building”, as defined below) in their AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation except to the extent expressly provided in this Workletter. For purposes hereof, the “Base Building” (sometimes also referred to as the “Base Building Work”) shall mean the improvements made and work performed during the Building’s initial course of construction and modifications thereto, excluding all original and modified build-outs of any tenant spaces. Notwithstanding any provision of this Workletter or the Lease to the contrary, to the extent that any of the Building Systems (as defined in Section 3.2 below) which are part of the Base Building are not in good operating condition, except to the extent any of the foregoing are to be removed, demolished or altered by Tenant, and within three (3) days after the Delivery Date the Tenant gives Landlord written notice specifying what is not in good operating condition, Landlord shall make necessary repairs.

2.       Landlord Work.

There shall be no Landlord Work.

3.       Tenant’s Plans.

3.1.    Description. At its expense, Tenant shall employ:

(i)       one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

(ii)       one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants of Tenant (the use of which is subject to Landlord’s consent), and Landlord’s space planner or architect to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within ten (10) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work, if any. Tenant’s Plans shall also include the following:

(a)       Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standard” or “Building Standards”); (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises).

        (b)       Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Premises.

(c)       Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

Exhibit B - Page 1

3.2.     Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i)       shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

(ii)       shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

3.3.       Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

3.4.       City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

3.5.       “As-Built” Drawings and Specifications. A CADD-DXF file on diskette or CD, pdf versions of the drawings on CD, and a set of “Xerox” type blackline on bond prints of all “as-built” drawings and specifications of the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce such drawings and diskette(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce such drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

4.	Tenant Work.

 4.1.       Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 7 below) is referred to in this Workletter as “Tenant Work.”

 4.2.       Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

 4.3.       Construction Contract. All contracts and subcontracts for Tenant Work shall include any terms and conditions required by Landlord.

 4.4.       Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) subject to Landlord’s prior written approval, which shall not unreasonably be withheld.

 4.5.       Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 4.1. above and Landlord Work, if any, is defined in Section 2.

Exhibit B - Page 2

5.	Tenant’s Expense; Allowance.

Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof and governmental permits therefor, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 3.1, and Landlord’s construction administration fee (defined in Section 8.10 below). Provided, however, Permanent Improvement Costs shall exclude costs of “Tenant’s FF& E” (defined below). For purposes of this Workletter, “Tenant’s FF& E” shall mean furniture, furnishings, telephone systems, computer systems, equipment, any other personal property, and installation thereof. Notwithstanding any provision of this Workletter or Lease to the contrary, for purposes of this Workletter and Lease, all property which becomes attached to the Premises or Building, including any part of any laboratory or laboratories for pharmaceutical, life sciences or related purposes (for example and without limitation, laboratory benches, counters, sinks, hoods, ventilation systems, or heating, ventilating or air-conditioning systems): (a) shall not be deemed to be personal property, fixtures or trade fixtures, but shall be deemed to be Tenant Work (and Tenant Additions) and part of the permanent improvements to the Premises or Building at the time of their installation, whether installed by or paid for by Landlord or Tenant, shall without compensation or credit to Tenant remain in the Premises and the Building; and (b) the costs thereof shall be deemed to be Permanent Improvement Costs reimbursable out of the Allowance. Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) in the amount equal to Sixty-six and 00/100 Dollars ($66.00) per square foot of the Rentable Area of the Premises. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs within six (6) months after the Delivery Date of the Premises, Tenant shall have no right to the unused portion of the Allowance.

6.	Application and Disbursement of the Allowance.

6.1.       Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (“Budget”), which Budget shall be subject to the reasonable approval of Landlord. Such Budget shall be supported by a guaranteed maximum price construction contract and such other documentation as Landlord may require to evidence the total costs. To the extent the Budget exceeds the available Allowance (“Excess Cost”), Tenant shall be solely responsible for payment of such Excess Cost. Further, prior to any disbursement of the Allowance by Landlord, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs equal to the sum of (a) the Permanent Improvement Costs in excess of the Allowance; plus (b) the amount of “Landlord’s Retention” (defined below). “Landlord’s Retention” shall mean an amount equal to fifteen percent (15%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Work and complied with Section 6.4 below. Further, Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with (a) bills and invoices covering all labor and material expended and used, (b) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (c) contractors affidavit covering all labor and materials expended and used, (d) Tenant, contractors and architectural completion affidavits (as applicable), and (e) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 6.2 and 6.4 below.

6.2.       Upon Tenant’s full compliance with the provisions of Section 6, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance as follows:

(a)       In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are included in the Budget, are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iii) Landlord, or Landlord’s appointed representative, has inspected and approved the work for which Tenant seeks payment; or

        (b)       In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant, are included in the Budget, are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 6.1; and (iv) Landlord, or Landlord’s appointed representative, has inspected and approved the work for which Tenant seeks reimbursement.

            6.3.       Tenant shall provide Landlord with the aforementioned documents by the 15th of the month and payment shall be made by the 30th day of the month following the month in which such documentation is provided.

6.4.       Prior to Landlord disbursing the Landlord’s Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Work: (i) “As Built” drawings and specifications pursuant to Section 3.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a “Certificate of Completion” prepared by Tenant’s Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

Exhibit B - Page 3

7.	Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 3.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would increase the Budget and Excess Cost previously submitted and approved pursuant to Section 6 above.

8.	Miscellaneous.

8.1.       Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

8.2.       Tenant Work shall include (at Tenant’s expense) for all of the Premises:

(a)       Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b)       Building Standard fluorescent fixtures in all Building office areas;

(c)       Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

(d)       Building Standard ceiling systems (including tile and grid) and;

(e)       Building Standard air conditioning distribution and Building Standard air terminal units.

8.3.       Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

8.4.       Floor Loading. Floor loading capacity shall be within building design capacity. Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

8.5.       Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

8.6.       Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.

8.7.       Locks. Tenant agrees to purchase from Landlord or its representative all cylinders and keys used in locks used in the Premises.

8.8.       Authorized Representatives. Tenant has designated Carter King to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days notice to Landlord.

8.9.       Access to Premises. After Landlord has recovered possession of the Premises from any prior Tenant, prior to delivery of possession to Tenant, Tenant and its architects, engineers, consultants, and contractors shall have access at reasonable times and upon advance notice and coordination with the Building management, to the Premises for the purpose of planning Tenant Work. Such access shall not in any manner interfere with Landlord Work, if any. Such access, and all acts and omissions in connection with it, shall be subject to and governed by all other provisions of the Lease, including, without limitation, Tenant’s indemnification obligations, insurance obligations, etc, except for the payment of Base Rent and Additional Rent. To the extent that such access by Tenant delays the Substantial Completion of the Landlord Work (if any), such delay shall be a Tenant Delay and the Landlord Work shall be deemed Substantially Complete on the date such Landlord Work would have been completed but for such access.

8.10.       Fee. Landlord shall receive a fee equal to one percent (1.0%) of Tenant’s construction contract for all costs, including, without limitation, materials, labor, supervision, profit, overhead or general conditions in connection with the construction of the Tenant Work. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenant’s Plans.

Exhibit B - Page 4

9.	Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

Exhibit B - Page 5

EXHIBIT C

SITE PLAN OF PROJECT

Exhibit C - Page 1

EXHIBIT D

PERMITTED HAZARDOUS MATERIAL

Permitted Hazardous Material shall mean the substances listed below in the quantity which is the lesser of (a) the amount reasonably necessary for Tenant’s day to day operations in the Premises permitted by this Lease and by Environmental Law, or (b) the quantity limit specified below.

List of Chemicals	Quantity on Hand	Manufacturer	Part Number

Ethanol – Hazard Class 3	13.2 gal.	VWR	EM-AX0441-3
Hydrochloric Acid – Hazard Class 8	1.3 gal.
Isopropyl Alcohol – Hazard Class 3	3.2 gal.
Methanol – Hazard Class 3	2.6 gal.

Nitrogen, compressed	600 cu ft

Sodium Hydroxide – Class 8	4.4 lbs	VWR

Exhibit D - Page 1 of 1

EXHIBIT E

FORM OF LETTER OF CREDIT

FOR INTERNAL IDENTIFICATION PURPOSES ONLY
Our No. __________ Other __________
Applicant ___________________________

TO:	Metropolitan Life Insurance Company

[Address]

Attention: Director, EIM

IRREVOCABLE LETTER OF CREDIT NO. ___________

We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee (“Beneficiary”) for drawings up to United States $__________ effective immediately. This Letter of Credit is issued, presentable and payable at our office at [issuing bank’s address in City specified by Landlord] and expires with our close of business on ___________, 20__.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No. ________, for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiry date or any automatically extended expiry date.

Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of [issuing bank] under this Letter of Credit is the individual obligation of [issuing bank], and is in no way contingent upon reimbursement with respect thereto.

It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, unless at least thirty (30) days prior to an expiration date we notify you by registered mail that we elect not to consider this Letter of Credit renewed for any such additional period.

This Letter of Credit is transferable by the Beneficiary and by any successive transferees at no charge or cost to Beneficiary or any transferee. Transfers of this Letter of Credit are subject to receipt of Beneficiary’s (and subsequently, transferee’s) instructions in the form attached hereto as Schedule 1 accompanied by the original Letter of Credit and amendments(s) if any.

This Letter of Credit is subject to and governed by the Laws of the State of New York and the 1993 revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of the State of New York will control. If this Credit expires during an interruption of business as described in article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Credit is drawn against within 30 days after the resumption of business.

Very truly yours,

[issuing bank]

Exhibit E - Page 1 of 2

Schedule 1 to Letter of Credit

[Bank – then current issuer of Letter of Credit]

c/o _________________________

____________________________

____________________________

Attention:____________________

Re: Irrevocable Letter of Credit No. ________________

Ladies & Gentlemen:

The undersigned acknowledges receipt of your advice No. _________________ of a credit issued in our favor, the terms of which are satisfactory. We now irrevocably transfer the said credit and all amendments and extensions thereof, if any, to:

_________________________

[Name of Transferee]

_________________________

[Address]

You are to inform the transferee of this transfer and such transferee shall have sole rights as beneficiary under the credit, including any amendments, extension or increases thereof, without notice to or further assent from us.

This transfer is at no charge or cost to Beneficiary or the transferee.

Yours very truly,

Beneficiary

By:

Acknowledged and agreed by Bank [then current issuer of Letter of Credit]:

_______________________

(Bank – then current issuer of Letter of Credit)

Exhibit E - Page 2 of 2

RIDER 1

COMMENCEMENT DATE AGREEMENT

Metropolitan Life Insurance Company, a New York corporation (“Landlord”), and AcelRx Pharmaceuticals, Inc., a Delaware corporation (“Tenant”), have entered into a certain Lease dated Jan. 2, 2007 ____ (the “Lease”).

WHEREAS, Landlord and Tenant wish to confirm and memorialize the Commencement Date and Expiration Date of the Lease as provided for in Section 2.02(b) of the Lease;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1.	Unless otherwise defined herein, all capitalized terms shall have the same meaning ascribed to them in the Lease.

2.	The Commencement Date (as defined in the Lease) of the Lease is April 9, 2007.

3.	The Expiration Date (as defined in the Lease) of the Lease is April 8, 2012.

4.	Tenant hereby confirms the following:

  (a)       That it has accepted possession of the premises pursuant to the terms of the Lease;

  (b)       That the Landlord Work, if any, is Substantially Complete; and

  (c)       That the Lease is in full force and effect.

5.       Except as expressly modified hereby, all terms and provisions of the Lease are hereby ratified and confirmed and shall remain in full force and effect and binding on the parties hereto.

6.       The Lease and this Commencement Date Agreement contain all of the terms, covenants, conditions and agreements between the Landlord and the Tenant relating to the subject matter herein. No prior other agreements or understandings pertaining to such matters are valid or of any force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Commencement Date Agreement and such execution and delivery have been duly authorized.

TENANT:	LANDLORD:

AcelRx Pharmaceuticals, Inc.,	Metropolitan Life Insurance Company,
a Delaware corporation	a New York corporation

By /s/ Thomas A. Schreck	By /s/ Joel R. Redman

Thomas A. Schreck Print name	Joel R. Redman Print name

Its Chairman	Its Assistant Vice-President
(Chairman of Board, President or Vice President)

By /s/ Carter King

Carter King

Print name

Its Treasurer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

Rider 1 - Page 1 of 1

RIDER 2

ADDITIONAL PROVISIONS

This Rider 2 (“Rider”) is attached to and a part of a certain Lease by Metropolitan Life Insurance Company, a New York corporation, as Landlord, and AcelRx Pharmaceuticals, Inc., a Delaware corporation, as Tenant, for the Premises as described therein (the “Lease”).

SECTION 1.       DEFINED TERMS; FORCE AND EFFECT

Capitalized terms used in this Rider shall have the same meanings set forth in the Lease except as otherwise specified herein and except for terms capitalized in the ordinary course of punctuation. This Rider forms a part of the Lease. Should any inconsistency arise between this Rider and any other provision of the Lease as to the specific matters which are the subject of this Rider, the terms and conditions of this Rider shall control.

SECTION 2.       CONDITION OF PREMISES; DELIVERY; CONSTRUCTION PERIOD; COMMENCEMENT DATE; TERM

2.1.       Projected Delivery Date; Delivery Date; Commencement Date: Tenant’s Obligations During Construction Period; Term.

(a)       Landlord shall tender to Tenant possession of the Premises in the condition specified in the Workletter no later than one (1) business day after execution of this Lease by both Tenant and Landlord (the “Projected Delivery Date”). On the date Landlord actually tenders to Tenant possession of the Premises (the “Delivery Date”), all the terms and conditions of the Lease shall apply, and Tenant shall observe and perform all terms and conditions of the Lease, including all that are specified to apply during the Term (for example only, Tenant’s insurance and indemnification obligations), except that during the period (the “Construction Period”) from the Delivery Date until the Commencement Date (defined below), in recognition of Tenant’s construction and installations in, and preparation of, the Premises for the use and occupancy permitted by this Lease: (i) Tenant shall not be obligated to pay Monthly Base Rent, Rent Adjustment Deposits or Rent Adjustments; and (ii) Landlord shall not be obligated to provide services or utilities except if and to the extent expressly provided in Section 4 of the Workletter. The Term of this Lease shall be as shown in Section 1.01(5) of the Basic Lease Provisions and the Commencement Date of the Term shall be the date which is the earlier to occur of (i) the date Tenant commences its business operations in the Premises, or (ii) ninety (90) days after the Delivery Date.

(b)       Upon request by Landlord, Tenant and Landlord shall enter into an agreement (the form of which is attached to this Lease as Rider 1) confirming the Commencement Date and the Expiration Date. If Tenant fails to enter into such agreement, then the Commencement Date and the Expiration Date shall be the dates designated by Landlord in such agreement.

2.2       Failure to Deliver Possession. If Landlord shall be unable to give possession of the Premises on the Projected Delivery Date by reason of the following: (i) the holding over or retention of possession of any tenant, tenants or occupants, or (ii) the Landlord Work, if any, is not Substantially Complete, or (iii) for any other reason, then Landlord shall not be subject to any liability for the failure to give possession on said date so long as Landlord has used and continues to use reasonable efforts to deliver possession to Tenant as soon as possible. Under such circumstances, by operation of Section 2.1 above and/or the definition of the Commencement Date, the Delivery Date and Commencement Date are automatically adjusted and determined in relation to the date Landlord actually tenders possession of the Premises to Tenant. No such failure to deliver possession on the originally scheduled Projected Delivery Date shall affect the validity of this Lease or the obligations of the Tenant hereunder.

SECTION 3.       MONUMENT SIGNAGE.

3.1       Grant of Right. Notwithstanding any provision of Section 6.06 of the Lease to the contrary, so long as Tenant is in continuous operation at and occupancy of at least fifty percent (50%) of the entire Premises, Tenant shall have the right, to place Tenant identification on one line of one existing, exterior monument sign for the Building, subject to the terms and conditions of this Section (“Exterior Sign Right”).

3.2       General Conditions & Requirements. The size, type, style, materials, color, method of installation and exact location of the sign, and the contractor for and all work in connection with the sign, contemplated by this Section shall (i) be subject to Tenant’s compliance with all applicable laws, regulations and ordinances and with any covenants, conditions and restrictions of record which affect the Property; (ii) be subject to Tenant’s compliance with all requirements of Landlord’s current Project signage criteria at the time of installation; (iii) be consistent with the design of the Building and the Project; (iv) be further subject to Landlord’s prior written consent. Tenant shall, at its sole cost and expense, procure, install, maintain and remove such sign.

3.3       Removal & Restoration. Upon the expiration or termination of the Exterior Sign Right, but in no event later than the expiration of the Term or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove such sign and shall repair and restore the area in which the sign was located to its condition prior to installation of such sign.

3.4       Right Personal. The Exterior Sign Right under this Section is personal to AcelRx Pharmaceuticals, Inc., a Delaware corporation, and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity other than an assignee of the Lease which has satisfied the requirements of Article Ten of the Lease.

Rider 2 - Page 1 of 2